Exhibit 99
U.S. Xpress Enterprises Reports Fourth Quarter 2020 Results

CHATTANOOGA, Tenn.--(BUSINESS WIRE) -- U.S. Xpress Enterprises, Inc. (NYSE: USX) (the “Company”) today announced results for the fourth quarter of 2020.

Fourth Quarter 2020 Highlights

•	Operating revenue of $455.6 million compared to $449.6 million in the fourth quarter of 2019
•	Operating income of $15.1 million compared to $1.4 million in the fourth quarter of 2019
•	Net income attributable to controlling interest of $7.6 million, or $0.15 per diluted share
•	Brokerage revenue grew to $76.4 million, up 41% as compared to the year ago quarter, with 60% of volumes processed across the Company’s digital platform
•	Variant exited the year with 688 tractors, providing 9.4% of Truckload revenues in the quarter

Fourth Quarter Financial Performance

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating revenue	$455,587	$449,633	$1,742,101	$1,707,361
Revenue, excluding fuel surcharge	$428,736	$405,288	$1,619,199	$1,538,450
Operating income	$15,051	$1,363	$43,551	$26,070
Adjusted operating income[1]	$15,051	$1,202	$43,551	$29,839
Operating ratio	96.7%	99.7%	97.5%	98.5%
Adjusted operating ratio[1]	96.5%	99.7%	97.3%	98.1%
Net income (loss) attributable to controlling interest	$7,574	$(9,594)	$18,552	$(3,647)
Adjusted net income (loss) attributable to controlling interest[1]	$7,574	$(2,820)	$20,552	$6,228
Earnings (losses) per diluted share	$0.15	$(0.20)	$0.35	$(0.07)
Adjusted earnings (losses) per diluted share[1]	$0.15	$(0.05)	$0.39	$0.12

Eric Fuller, President and CEO, commented, “2020 was one of the most important years in our Company’s history as we successfully launched and scaled Variant, our digital fleet, from 0% to more than 9.4% of truckload revenues in the fourth quarter, grew our digital brokerage from 1.4% to more than 60% of brokerage transactions in the fourth quarter, and continued to invest in the future of our business. At the same time, we improved profitability and de-leveraged our balance sheet.  We intend to continue successfully developing and implementing the digital initiatives that we believe are re-engineering our company to be a market leader in growth and profitability over the next decade.

“We believe Variant represents an entirely new paradigm for operating trucks in an Over-the-Road environment utilizing artificial intelligence and digital platforms to recruit, plan, dispatch and manage its fleet. The division’s operating model, powered by cutting edge technology, has generated a more than 20% improvement in utilization while significantly reducing driver turnover, and safety incidents per million miles, all as compared to our legacy OTR fleet. Variant’s improved operating metrics all held steady as we grew this division by 40% to 688 tractors through the fourth quarter, and we remain firmly on track to meet or exceed our phase one goal of converting 900 legacy OTR tractors, in total, by the end of the first quarter of 2021.

Longer term, we see an opportunity to significantly grow Variant given the expected scalability of the operating model which we believe will believe will drive further cost and profitability improvements. Given the highly fragmented nature of the $800 billion U.S. trucking market, we believe this presents us with a long runway for growth. Our plans include accelerated growth of Variant as we target more than 1,500 tractors in the division by the end of 2021, and at least 20% growth in our brokerage division.”

Mr. Fuller continued, “While we experienced earnings degradation in our Dedicated division as driver and capacity costs accelerated faster than we were able to pass them through to our customers in the fourth quarter, our long-term expectations for improved Company-wide profitability have not changed.  We are addressing customer pricing in certain Dedicated accounts and intend to continue to aggressively scale Variant.  Taken together, we expect our profitability and earnings to improve over the course of 2021.”

Enterprise Update

Operating revenue was $455.6 million, an increase of $6.0 million compared to the fourth quarter of 2019. The increase was primarily attributable to increased revenues in the Company’s Brokerage division of $22.2 million, an increase of $1.2 million in Truckload revenue, and partially offset by decreased fuel surcharge revenues of $17.5 million. Excluding the impact of fuel surcharges, fourth quarter revenue increased $23.4 million to $428.7 million, an increase of 5.8% as compared to the prior year quarter.

Operating income for the fourth quarter of 2020 was $15.1 million which compares favorably to $1.4 million in the fourth quarter of 2019. The operating ratio for the fourth quarter of 2020 was 96.7% compared to 99.7% in the prior year quarter.

Net income attributable to controlling interest for the fourth quarter of 2020 was $7.6 million compared to a loss of $9.6 million in the prior year quarter.  Earnings per diluted share were $0.15 for the fourth quarter of 2020 and adjusted earnings per diluted share1 were $0.15, which compares favorably to a loss per diluted share of $0.20 in the fourth quarter of 2019 and an adjusted loss per diluted share of $0.05.

Truckload Segment

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Over-the-Road
Average revenue per tractor per week*	$3,937	$3,517	$3,650	$3,558
Average revenue per mile*	$2.165	$1.949	$1.976	$1.949
Average revenue miles per tractor per week	1,819	1,805	1,847	1,825
Average tractors	3,355	3,835	3,675	3,712
Dedicated
Average revenue per tractor per week*	$4,081	$4,032	$4,084	$4,007
Average revenue per mile*	$2.373	$2.398	$2.363	$2.375
Average revenue miles per tractor per week	1,720	1,681	1,728	1,687
Average tractors	2,789	2,828	2,735	2,727
Consolidated
Average revenue per tractor per week*	$4,003	$3,735	$3,835	$3,748
Average revenue per mile*	$2.256	$2.132	$2.135	$2.122
Average revenue miles per tractor per week	1,774	1,752	1,796	1,767
Average tractors	6,144	6,663	6,410	6,439
* Excluding fuel surcharge revenues

The Truckload segment achieved an operating ratio of 96.2% for the fourth quarter of 2020, representing a 290 basis point improvement as compared to the 99.1% operating ratio achieved in the fourth quarter of 2019. The segment delivered an adjusted operating ratio1 of 96.0% for the fourth quarter of 2020, representing a 310 basis point improvement as compared to the adjusted operating ratio1 of 99.1% achieved in the year ago quarter. This improvement was primarily the result of higher rate per mile combined with lower claims expense and other costs partially offset by fewer average tractors in the quarter.

In the OTR division, average revenue per tractor per week increased 11.9% compared with the fourth quarter of 2019.  The improvement primarily reflected an 11.1% increase in average revenue per mile and a 0.8% increase in revenue miles per tractor per week.

In the Dedicated division, average revenue per tractor per week increased $49 per tractor per week, or 1.2%, compared to the fourth quarter of 2019 primarily a result of a 2.3% increase in revenue miles per tractor per week partially offset by a 1.0% reduction in average revenue per mile.

Mr. Fuller added, “The market remained robust through the fourth quarter which contributed to improved demand and spot pricing. That said, qualified driver availability continues to be challenging given the large number of drivers who have left the industry as a result of the Drug and Alcohol Clearinghouse combined with fewer new drivers entering the industry due in part to lower school capacity related to COVID-19. Given this backdrop, we experienced higher driver and capacity costs in certain accounts within our Dedicated division without the offsetting benefit of improved rates which typically adjust more slowly up and down under the dedicated contracts. These driver and capacity challenges in Dedicated drove an approximate 400 basis point sequential decline in the division’s operating margins in the fourth quarter. Looking forward, we are actively engaged with our Dedicated customers and expect to address the increase in capacity costs over the course of the first quarter. We believe our corrective actions will allow that division to return to historical margins over the following two quarters, and are optimistic that the growth in Variant will deliver further improved profitability over the balance of the year.”

Variant Update

The Company continues to make progress on its initiative to have 900 tractors in the digital fleet component of its OTR division by the end of the first quarter of 2021. The average number of tractors in this division increased approximately 40% to 688 tractors sequentially from the third quarter of 2020. This growth in truck count combined with improved utilization compared to the Company’s legacy OTR division allowed Variant’s revenue to grow to 9.4% of Truckload revenues, sequentially, from 7.1% in the third quarter.

Brokerage Segment

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Brokerage revenue	$76,350	$54,130	$228,825	$185,867
Gross margin %	13.3%	7.2%	8.5%	12.9%
Load Count	42,155	42,208	165,360	142,362
Percentage of loads processed on digital platform	62.1%	1.4%	36.8%	< 1.0%

The Brokerage segment continues to provide additional selectivity for the Company’s assets to optimize yield while at the same time offering more capacity solutions to customers. Brokerage segment revenue increased to $76.4 million in the fourth quarter of 2020 compared to $54.1 million in the fourth quarter of 2019, primarily as a result of increased revenue per load. Brokerage operating income was $0.8 million in the fourth quarter of 2020 as compared to an operating loss of $2.0 million in the year ago quarter.

Mr. Fuller noted, “I am very pleased with our progress in improving the profitability of our Brokerage segment in the fourth quarter. The segment’s operating ratio improved 920 bps to 98.9%, as compared to the third quarter of 2020, and this significant margin expansion was achieved while growing revenues by more than 35% sequentially. This improvement was driven by a shift in the business mix between spot and contract pricing combined with an increase in our contract pricing. Additionally, our team processed 62.1% of our Brokerage transactions digitally in the fourth quarter, a significant increase from 1.4% in the prior year quarter. As we drive more volume over our digital platform, our Brokerage segment becomes much more scalable allowing us to profitably drive growth as we look to the years ahead.”

Liquidity and Capital Resources

At the end of the fourth quarter 2020, the Company had $175.3 million of liquidity (defined as cash plus availability under the Company’s revolving credit facility), $353.5 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $260.9 million of total stockholders' equity.

Capital expenditures, net of proceeds, related primarily to tractors and trailers were $111.6 million for 2020, excluding equipment financed under operating leases. The Company expects its net capital expenditures to approximate $130 to $150 million for the full year of 2021.

Outlook

Mr. Fuller concluded, “Our Company is at a clear inflection point as we proved the Variant business model over the last year while also implementing a digital platform in our Brokerage Segment, which we believe positions the Brokerage business for profitable growth.  Looking ahead, we see a large, fragmented market where we believe we can take meaningful share as we scale our digital platforms.  In Variant, our goal is to transition our entire legacy OTR fleet to our digital fleet, over the medium term, which will drive improved profitability and revenue growth.  In Brokerage, we are targeting more than 20% annual revenue growth given the scale advantages that our digital platform provides.  Taken together, we expect revenue growth to accelerate and profitability to improve in the years ahead.”

Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2020 results at 5:00 p.m. (Eastern Time) on January 28, 2021.  The conference call can be accessed live over the by phone dialing 1-877-423-9813 or, for international callers, 1-201-689-8573 and requesting to be joined to the U.S. Xpress Fourth Quarter and Full Year 2020 Earnings Conference Call. A replay will be available starting at 8:00 p.m. (Eastern Time) on January 28, 2021, and can be accessed by dialing 1-844-512-2921 or, for international callers, 1-412-317-6671. The passcode for the replay is 13714800. The replay will be available until 11:59 p.m. (Eastern Time) on February 4, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.usxpress.com. The online replay will remain available for a limited time beginning immediately following the call. Supplementary information for the conference call will also be available on this website.

(1) Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS to the most comparable GAAP financial measures at the end of this press release.

About U.S. Xpress Enterprises

Through its subsidiaries, U.S. Xpress Enterprises, Inc. (NYSE: USX) offers customers over-the-road, dedicated, and brokerage services. Founded in 1985, the Company utilizes a combination of smart technology, a modern fleet of tractors and a network of highly trained, professional drivers to efficiently move freight for a wide variety of customers. U.S. Xpress implements a range of digital initiatives and technology to drive innovation in the industry, streamline the value chain for customers and improve the overall driver experience. For more, visit usxpress.com.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “optimistic,” “will,” “could,” “should,” “may,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding the freight environment, expected rates, expected margins, future growth of our digital fleet, digital brokerage, and Dedicated division, expected net capital expenditures, the expected impact of our driver, digital fleet, and other initiatives, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, compliance with financial covenants, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; any statements regarding our responses to COVID-19 and the associated economic conditions; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to adapt to changing market conditions and technologies, including the future use of autonomous tractors; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits a stockholder derivative lawsuit arising out of our IPO;  changes in methods of determining LIBOR or replacement of LIBOR; credit, reputational and relationship risks of certain of our current and former equity investments; risks arising from our Mexican operations; our ability to maintain effective internal controls without material weaknesses, as well as remediate the existing material weakness; and the impact of the recent coronavirus outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

USX Financial

Contact:
U.S. Xpress Enterprises, Inc.
Brian Baubach
Sr. Vice President Corporate Finance
investors@usxpress.com

Source: U.S. Xpress Enterprises, Inc.

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Operating Revenue:
Revenue, excluding fuel surcharge	$428,736	$405,288	$1,619,199	$1,538,450
Fuel surcharge	26,851	44,345	122,902	168,911
Total operating revenue	455,587	449,633	1,742,101	1,707,361
Operating Expenses:
Salaries, wages and benefits	143,618	140,894	556,507	530,801
Fuel and fuel taxes	33,412	47,922	136,677	189,174
Vehicle rents	22,516	23,039	86,684	80,064
Depreciation and amortization, net of (gain) loss	24,956	19,839	102,827	94,337
Purchased transportation	143,079	132,572	516,196	481,589
Operating expense and supplies	32,107	37,504	133,356	142,248
Insurance premiums and claims	21,912	25,770	87,053	88,959
Operating taxes and licenses	4,328	3,737	15,084	13,849
Communications and utilities	2,095	2,269	8,990	8,928
Gain on sale of subsidiary	-	(161)	-	(831)
General and other operating	12,513	14,885	55,176	52,173
Total operating expenses	440,536	448,270	1,698,550	1,681,291
Operating Income	15,051	1,363	43,551	26,070
Other Expenses:
Interest Expense, net	4,183	5,269	18,847	21,635
Equity in loss of affiliated companies	-	6,793	-	7,063
Other, net	-	-	2,000	26
	4,183	12,062	20,847	28,724
Income (Loss) Before Income Taxes	10,868	(10,699)	22,704	(2,654)
Income Tax Provision (Benefit)	3,205	(1,114)	5,072	389
Net Income (Loss)	7,663	(9,585)	17,632	(3,043)
Net Income (Loss) attributable to non-controlling interest	89	9	(920)	604
Net Income (Loss) attributable to controlling interest	$7,574	$(9,594)	$18,552	$(3,647)

Income (Loss) Per Share
Basic earnings (losses) per share	$0.15	$(0.20)	$0.37	$(0.07)
Basic weighted average shares outstanding	49,724	49,022	49,528	48,788
Diluted earnings (losses) per share	$0.15	$(0.20)	$0.35	$(0.07)
Diluted weighted average shares outstanding	51,186	49,022	50,674	48,788

Condensed Consolidated Balance Sheets (unaudited)
	December 31,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$5,505	$5,687
Customer receivables, net of allowance of $157 and $63, respectively	189,869	183,706
Other receivables	19,203	15,253
Prepaid insurance and licenses	14,265	11,326
Operating supplies	8,953	7,193
Assets held for sale	12,382	17,732
Other current assets	16,263	15,831
Total current assets	266,440	256,728
Property and equipment, at cost	896,264	880,101
Less accumulated depreciation and amortization	(394,603)	(388,318)
Net property and equipment	501,661	491,783
Other assets:
Operating lease right-of-use assets	287,251	276,618
Goodwill	59,221	57,708
Intangible assets, net	25,513	27,214
Other	39,504	30,058
Total other assets	411,489	391,598
Total assets	$1,179,590	$1,140,109
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$83,621	$68,918
Book overdraft	-	1,313
Accrued wages and benefits	40,095	24,110
Claims and insurance accruals	47,667	51,910
Other accrued liabilities	5,986	9,127
Current portion of operating leases	78,193	69,866
Current maturities of long-term debt and finance leases	103,690	80,247
Total current liabilities	359,252	305,491
Long-term debt and finance leases, net of current maturities	255,287	315,797
Less debt issuance costs	(314)	(1,223)
Net long-term debt and finance leases	254,973	314,574
Deferred income taxes	25,162	20,692
Other long-term liabilities	14,615	5,249
Claims and insurance accruals, long-term	55,420	56,910
Noncurrent operating lease liability	209,311	206,357
Commitments and contingencies	-	-
Stockholders' Equity:
Common Stock	497	490
Additional paid-in capital	261,338	250,700
Accumulated deficit	(2,430)	(20,982)
Stockholders' equity	259,405	230,208
Noncontrolling interest	1,452	628
Total stockholders' equity	260,857	230,836
Total liabilities and stockholders' equity	$1,179,590	$1,140,109

Condensed Consolidated Cash Flow Statements (unaudited)
	Year Ended December 31,
(in thousands)	2020	2019
Operating activities
Net income (loss)	$17,632	$(3,043)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax provision	4,470	714
Impairment of equity method investment	-	6,793
Equity in loss of affiliated company	-	270
Depreciation and amortization	90,116	90,484
Losses on sale of property and equipment	12,711	3,853
Share based compensation	4,395	3,846
Other	3,367	660
Gain on sale of subsidiary	-	(831)
Changes in operating assets and liabilities
Receivables	(10,048)	7,149
Prepaid insurance and licenses	(2,939)	(3,294)
Operating supplies	(900)	70
Other assets	(3,718)	(7,790)
Accounts payable and other accrued liabilities	19,940	5,572
Accrued wages and benefits	15,863	(704)
Net cash provided by operating activities	150,889	103,749
Investing activities
Payments for purchases of property and equipment	(186,122)	(151,751)
Proceeds from sales of property and equipment	81,399	77,966
Other	(6,880)	(2,000)
Proceeds from sale of subsidiary, net of cash	-	(5,845)
Net cash used in investing activities	(111,603)	(81,630)
Financing activities
Borrowings under lines of credit	278,654	107,300
Payments under lines of credit	(278,654)	(107,300)
Borrowings under long-term debt	263,992	106,341
Payments of long-term debt and finance leases	(301,059)	(136,228)
Payments of financing costs	(1,391)	(190)
Net proceeds from issuance of common stock under ESPP	851	349
Tax withholding related to net share settlement of restricted stock awards	(135)	(44)
Purchase of noncontrolling interest	-	(8,659)
Payments of long-term consideration for business acquisition	(1,000)	(990)
Proceeds from long-term consideration for sale of subsidiary	587	-
Book overdraft	(1,313)	1,313
Net cash used in financing activities	(39,468)	(38,108)
Change in cash balances of assets held for sale	-	11,784
Net change in cash and cash equivalents	(182)	(4,205)
Cash and cash equivalents
Beginning of year	5,687	9,892
End of period	$5,505	$5,687

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended December 31,		%	Year Ended December 31,		%
	2020	2019	Change	2020	2019	Change
Operating Revenue:
Truckload[1]	$352,386	$351,158	0.3%	$1,390,374	$1,352,583	2.8%
Fuel Surcharge	26,851	44,345	-39.4%	122,902	168,911	-27.2%
Brokerage	76,350	54,130	41.0%	228,825	185,867	23.1%
Total Operating Revenue	$455,587	$449,633	1.3%	$1,742,101	$1,707,361	2.0%

Operating Income (Loss):
Truckload	$14,232	$3,382	320.8%	$56,267	$24,071	133.8%
Brokerage	$819	$(2,019)	-140.6%	$(12,716)	$1,999	-736.1%
	$15,051	$1,363	1004.3%	$43,551	$26,070	67.1%

Operating Ratio:
Operating Ratio	96.7%	99.7%	-3.0%	97.5%	98.5%	-1.0%
Adjusted Operating Ratio[2]	96.5%	99.7%	-3.2%	97.3%	98.1%	-0.8%

Truckload Operating Ratio	96.2%	99.1%	-2.9%	96.3%	98.4%	-2.1%
Adjusted Truckload Operating Ratio[2]	96.0%	99.1%	-3.1%	96.0%	97.9%	-2.0%
Brokerage Operating Ratio	98.9%	103.7%	-4.6%	105.6%	98.9%	6.8%

Truckload Statistics:
Revenue Per Mile[1]	$2.256	$2.132	5.8%	$2.135	$2.122	0.6%

Average Tractors -
Company Owned	4,532	4,808	-5.7%	4,689	4,681	0.2%
Owner Operators	1,612	1,855	-13.1%	1,721	1,758	-2.1%
Total Average Tractors	6,144	6,663	-7.8%	6,410	6,439	-0.5%

Average Revenue Miles Per Tractor Per Week	1,774	1,752	1.3%	1,796	1,767	1.6%

Average Revenue Per Tractor Per Week[1]	$4,003	$3,735	7.2%	$3,835	$3,748	2.3%

Total Miles	158,511	171,351	-7.5%	668,731	658,705	1.5%

Total Company Miles	116,425	120,322	-3.2%	479,307	466,821	2.7%

Total Independent Contractor Miles	42,086	51,029	-17.5%	189,424	191,884	-1.3%

Independent Contractor fuel surcharge	6,225	12,275	-49.3%	$31,585	46,862	-32.6%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
GAAP Presentation:
Total revenue	$455,587	$449,633	$1,742,101	$1,707,361
Total operating expenses	(440,536)	(448,270)	(1,698,550)	(1,681,291)
Operating income	$15,051	$1,363	$43,551	$26,070
Operating ratio	96.7%	99.7%	97.5%	98.5%

Non-GAAP Presentation
Total revenue	$455,587	$449,633	$1,742,101	$1,707,361
Fuel surcharge	(26,851)	(44,345)	(122,902)	(168,911)
Revenue, excluding fuel surcharge	428,736	405,288	1,619,199	1,538,450

Total operating expenses	440,536	448,270	1,698,550	1,681,291
Adjusted for:
Fuel surcharge	(26,851)	(44,345)	(122,902)	(168,911)
Mexico transition costs[1]	-	-	-	(4,600)
Gain on sale of subsidiary[2]	-	161	-	831
Adjusted operating expenses	413,685	404,086	1,575,648	1,508,611
Adjusted Operating Income	$15,051	$1,202	$43,551	$29,839
Adjusted operating ratio	96.5%	99.7%	97.3%	98.1%

[1]During the year ended December 31, 2019, we incurred expenses related to the exit of our Mexico business totaling $4,600
[2]During the fourth quarter and year ending December 31, 2019, we recognized a gain on the sale of our Mexico business totaling $161 and $831

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Truckload GAAP Presentation:
Total Truckload revenue	$379,237	$395,503	$1,513,276	$1,521,494
Total Truckload operating expenses	(365,005)	(392,121)	(1,457,009)	(1,497,423)
Truckload operating income	$14,232	$3,382	$56,267	$24,071
Truckload operating ratio	96.2%	99.1%	96.3%	98.4%

Truckload Non-GAAP Presentation
Total Truckload revenue	$379,237	$395,503	$1,513,276	$1,521,494
Fuel surcharge	(26,851)	(44,345)	(122,902)	(168,911)
Revenue, excluding fuel surcharge	352,386	351,158	1,390,374	1,352,583

Total Truckload operating expenses	365,005	392,121	1,457,009	1,497,423
Adjusted for:
Fuel surcharge	(26,851)	(44,345)	(122,902)	(168,911)
Mexico transition costs[1]	-	-	-	(4,600)
Gain on sale of subsidiary[2]	-	161	-	831
Truckload Adjusted operating expenses	338,154	347,937	1,334,107	1,324,743
Truckload Adjusted operating income	$14,232	$3,221	$56,267	$27,840
Truckload Adjusted operating ratio	96.0%	99.1%	96.0%	97.9%

[1]During the year ended December 31, 2019, we incurred expenses related to the exit of our Mexico business totaling $4,600
[2]During the fourth quarter and year ending December 31, 2019, we recognized a gain on the sale of our Mexico business totaling $161 and $831

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
GAAP: Net income (loss) attributable to controlling interest	$7,574	$(9,594)	$18,552	$(3,647)
Adjusted for:
Income tax provision (benefit)	3,205	(1,114)	5,072	389
Income (loss) before income taxes attributable to controlling interest	$10,779	$(10,708)	$23,624	$(3,258)
Loss on sale of equity method investments[1]	-	-	2,000	-
Mexico transition costs[2]	-	-	-	4,600
Gain on sale of subsidiary[3]	-	(161)	-	(831)
Impairment of other equity method investment[4]	-	6,793	-	7,063
Adjusted income (loss) before income taxes	10,779	(4,076)	25,624	7,574
Adjusted income tax provision (benefit)	3,205	(1,256)	5,072	1,346
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$7,574	$(2,820)	$20,552	$6,228

GAAP: Earnings per diluted share	$0.15	$(0.20)	$0.35	$(0.07)
Adjusted for:
Income tax (benefit) expense attributable to controlling interest	0.06	(0.02)	0.10	0.01
Income (loss) before income taxes attributable to controlling interest	$0.21	$(0.22)	$0.45	$(0.06)
Loss on sale of equity method investments[1]	-	-	0.04	-
Mexico transition costs[2]	-	-	-	0.09
Gain on sale of subsidiary[3]	-	(0.00)	-	(0.02)
Impairment of assets held for sale and other equity method investments3&4	-	0.14	-	0.14
Adjusted income (loss) before income taxes	0.21	(0.08)	0.49	0.15
Adjusted income tax provision (benefit)	0.06	(0.03)	0.10	0.03
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$0.15	$(0.05)	$0.39	$0.12

[1]During the first quarter of 2020, we incurred loss on sale related to an equity method investment in a former wholly owned subsidiary
[2]During the year ended December 31, 2019, we incurred expenses related to the exit of our Mexico business totaling $4,600
[3]During the fourth quarter and year ending December 31, 2019, we recognized a gain on the sale of our Mexico business totaling $161 and $831
[4]During the fourth quarter of 2019, we incurred impairment charges related to an equity method investment in a former wholly owned subsidiary

Back to Form 8-K